Exhibit 99.5

OFFER TO EXCHANGE

Each Outstanding Share of Common Stock

(Including the Associated Common Stock Purchase Rights)

of

CSK AUTO CORPORATION

for

(I) Between 0.3673 and 0.4285 of a Share of Common Stock of

O’REILLY AUTOMOTIVE, INC. and (II) $1.00 in Cash, Subject to Possible Reduction

by

OC ACQUISITION COMPANY

an indirect wholly-owned subsidiary of

O’REILLY AUTOMOTIVE, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK

CITY TIME, ON JULY 10, 2008, UNLESS THE OFFER IS EXTENDED.

June 11, 2008

To Our Clients:

Enclosed for your consideration are the Prospectus, dated June 11, 2008 (as may from time to time be amended, supplemented or finalized, the “Prospectus”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by OC Acquisition Company, a Delaware corporation (“Purchaser”) and an indirect wholly-owned subsidiary of O’Reilly Automotive, Inc., a Missouri corporation (“O’Reilly”), for each outstanding share of common stock, $0.01 par value (the “Common Stock”), including the associated common stock purchase rights, of CSK Auto Corporation, a Delaware corporation (“CSK”), in exchange for (i) between 0.3673 and 0.4285 of a share of common stock of O’Reilly and (ii) $1.00 in cash, subject to possible reduction, as described below, on the terms and conditions contained in the Offer. The number of shares of O’Reilly common stock received for each validly tendered share of Common Stock, together with the associated rights to purchase Common Stock issued pursuant to the Rights Agreement, dated February 4, 2008, between CSK and Mellon Investor Services LLC (“common stock purchase rights” and, together with the Common Stock, the “Shares”), will be determined based on an exchange ratio equal to $11.00 divided by the average of the reported closing sale prices of O’Reilly common stock for the five (5) consecutive trading days ending on and including the second day prior to the consummation of the offer and rounded to four decimal places; provided, however, that if such average closing sale price of O’Reilly stock is greater than $29.95, then the exchange ratio shall equal 0.3673, and if such average closing sale price is less than $25.67, then the exchange ratio shall equal 0.4285. The $1.00 in cash received per Share will be subject to reduction for costs in excess of $3,000,000, if any, incurred by CSK associated with obtaining any necessary waivers or consents under the CSK credit agreements prior to the completion of the Offer. CSK has indicated to O’Reilly that, as of the date of the Prospectus, it does not anticipate obtaining any waivers or consents under its credit agreements prior to the anticipated completion of the Offer.

The Offer is being made in connection with the Agreement and Plan of Merger among O’Reilly, Purchaser and CSK, dated as of April 1, 2008 (as amended, the “Merger Agreement”). The Merger Agreement provides, among other things, that following completion of the Offer, Purchaser will be merged with and into CSK (the “Merger”), with CSK surviving the Merger as an indirect wholly-owned subsidiary of O’Reilly. If necessary to preserve the intended treatment of the Offer and the Merger as a tax-free reorganization for United States federal income tax purposes, O’Reilly will cause CSK to merge, immediately after the Merger, with and into a direct, wholly-owned, limited liability company subsidiary of O’Reilly that is treated as a disregarded entity for United States federal income tax purposes.

We are (or our nominee is) the holder of record of the Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

Accordingly, we request instructions as to whether you wish us to tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Prospectus. Your attention is invited to the following:

1. The consideration per Share is (i) between 0.3673 and 0.4285 of a share of common stock of O’Reilly and (ii) $1.00 in cash, subject to possible reduction, as described below, on the terms and conditions contained in the Offer. The number of shares of O’Reilly common stock received for each validly tendered Share will be determined based on an exchange ratio equal to $11.00 divided by the average of the reported closing sale prices of O’Reilly common stock for the five (5) consecutive trading days ending on and including the second trading day prior to the consummation of the offer and rounded to four decimal places; provided, however, that if such average closing sale price of O’Reilly stock is greater than $29.95, then the exchange ratio shall equal 0.3673, and if such average closing sale price is less than $25.67, then the exchange ratio shall equal 0.4285. The $1.00 in cash received for each tendered Share will be subject to reduction for costs in excess of $3,000,000, if any, incurred by CSK associated with obtaining any necessary waivers or consents under the CSK credit agreements prior to the completion of the Offer. CSK has informed O’Reilly that, as of the date of this mailing, CSK does not anticipate obtaining any waivers or consents under its credit agreements prior to the anticipated completion of the Offer.

2. The offer is being made for all outstanding Shares.

3. The Board of Directors of CSK, by a unanimous vote of its directors at a meeting of the Board of Directors held on March 31, 2008, determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, taken together, are at a price and on terms that are advisable and fair to and in the best interests of CSK and its stockholders, approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in all respects, and as of that date, resolved to recommend that CSK’s stockholders accept the Offer and tender their Shares in the Offer and approve and adopt the Merger Agreement and the Merger.

4. The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on July 10, 2008, unless the Offer is extended (the “Expiration Date”).

5. The Offer is conditioned upon, there being validly tendered and not properly withdrawn prior to the expiration of the offer that number of Shares which, together with the Shares then beneficially owned by O’Reilly, represents at least a majority of the shares outstanding on a fully diluted basis.

6. Tendering holders of Shares (“Holders”) whose Shares are registered in their own name and who tender directly to Mellon Investor Services LLC, as exchange agent (the “Exchange Agent”), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, backup withholding of federal income tax at a rate of 28% may be required, unless an exemption is available or unless the required tax identification information is provided. See Instruction 8 of the Letter of Transmittal.

7. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Exchange Agent of (i) certificates evidencing such Shares (the “Certificates”) or, if such Shares are held in book-entry form, timely confirmation of a book-entry transfer of such Shares into the account of the Exchange Agent, at The Depository Trust Company, (ii) a properly completed and duly executed Letter of Transmittal or a copy thereof with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Letter of Transmittal) in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering Holders may be paid at different times depending upon when Certificates for Shares or book-entry confirmations with respect to Shares are actually received by the Exchange Agent. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by Purchaser, regardless of any extension of the Offer or any delay in making such payment.

The Offer is being made only by the Prospectus and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of the Shares. The Offer will not be made to (and tenders will not be accepted from or on behalf of) tendering holders of Shares in any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any state statute.

If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth herein. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. An envelope to return your instructions to us is enclosed. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

INSTRUCTIONS WITH RESPECT TO THE

OFFER TO EXCHANGE

EACH OUTSTANDING SHARE OF COMMON STOCK

(Including the Associated Common Stock Purchase Rights)

of

CSK AUTO CORPORATION

for

(I) Between 0.3673 and 0.4285 of a Share of Common Stock of

O’REILLY AUTOMOTIVE, INC. and (II) $1.00 in Cash, Subject to Possible Reduction

by

OC ACQUISITION COMPANY

an indirect wholly-owned subsidiary of

O’REILLY AUTOMOTIVE, INC.

The undersigned acknowledge(s) receipt of your letter, the enclosed Prospectus, dated June 11, 2008, and the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the “Offer”) in connection with the offer by OC Acquisition Company, a Delaware corporation (“Purchaser”) and an indirect wholly-owned subsidiary of O’Reilly Automotive, Inc., a Missouri corporation (“O’Reilly”), for each outstanding share of common stock, $0.01 par value (the “Common Stock”), including the associated common stock purchase rights, of CSK Auto Corporation, a Delaware corporation (“CSK”), in exchange for (i) between 0.3673 and 0.4285 of a share of common stock of O’Reilly and (ii) $1.00 in cash, subject to possible reduction, as described below, on the terms and conditions contained in the Offer. The number of shares of O’Reilly common stock received for each validly tendered share of Common Stock, together with the associated rights to purchase Common Stock issued pursuant to the Rights Agreement, dated February 4, 2008, between CSK and Mellon Investor Services LLC (“common stock purchase rights” and, together with the Common Stock, the “Shares”), will be determined based on an exchange ratio equal to $11.00 divided by the average of the reported closing sale prices of O’Reilly common stock for the five (5) consecutive trading days ending on and including the second trading day prior to the consummation of the offer and rounded to four decimal places; provided, however, that if such average closing sale price of O’Reilly stock is greater than $29.95, then the exchange ratio shall equal 0.3673, and if such average closing sale price is less than $25.67, then the exchange ratio shall equal 0.4285. The $1.00 in cash received per Share will be subject to reduction for costs in excess of $3,000,000, if any, incurred by CSK associated with obtaining any necessary waivers or consents under the CSK credit agreements prior to the completion of the Offer. CSK has indicated to O’Reilly that, as of the date of the Prospectus, it does not anticipate obtaining any waivers or consents under its credit agreements prior to the anticipated completion of the Offer.

This will instruct you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares To Be Tendered*: _________________________________

Account No.: ________________

Dated: _____________________

SIGN HERE:

Signature(s)

Please Type or Print Name(s)

Please Type or Print Address

Area Code and Telephone Number

Taxpayer Identification or Social Security Number

* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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